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                                                                      EXHIBIT 21


                   SUBSIDIARIES OF UNITED LEISURE CORPORATION
                   ------------------------------------------

     Set forth below is a list of all subsidiaries of United Leisure Corporation, indicating their jurisdictions of incorporation.

          Name                           Jurisdiction of Incorporation
          ----                           -----------------------------

     Camp Frasier, Inc.                           California

     Frasiers Frontier, Inc.                      California

     LCS Tours, Inc.                              Delaware

     Lion Country Safari, Inc. -- California      Florida

     Planet Kids, Inc.                            California

     Planet Kids Learning Centers, Inc.           Delaware

     United Internet Technologies, Inc.           Delaware